Exhibit 5.1
JONES DAY
PARTNERSHIP CONSTITUEE SELON LE DROIT DE L’OHIO, USA
AVOCATS AU BARREAU DE PARIS
2, RUE SAINT-FLORENTIN • 75001 PARIS
TELEPHONE: (0)1.56.59.39.39 • FACSIMILE: (0)1.56.59.39.38 • TOQUE J 001
WWW.JONESDAY.COM

February 24, 2012

EDAP TMS
Parc d’activité de la Poudrette Lamartine
4, rue du Dauphiné
69120 Vaulx-en-Velin, France

           Re:  Registration Statement on Form F-3 filed by EDAP TMS

Ladies and Gentlemen:

We are acting as special French counsel for EDAP TMS, a French société anonyme (the “Company”) in connection with the authorization of the sale from time to time, on a continuous basis, of (i) up to 408,691 ordinary shares (the “Warrant Shares”) of the Company issuable upon exercise of the warrants issued by the Company on January 25, 2012 (each, a “Warrant”), as provided for by the terms of the warrants, and (ii) up to US$ 500,000 of ordinary shares (the “Debenture Shares” and together with the Warrant Shares, the “Securities”) to be paid-up by way of offset against interest due on the debentures issued by the Company on January 25, 2012 (each, a “Debenture”), as provided for by the terms of the Debentures, by the holders of Warrants and Debentures, as the case may be, and, in each case, as contemplated by the Registration Statement on Form F-3 filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) to which this opinion has been filed as an exhibit (as amended from time to time, the “Registration Statement”).  The Securities may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.           The Warrant Shares, when issued by the Company upon exercise of the Warrants, and full payment of their exercise price, pursuant to the terms and conditions of the Warrants, will be validly issued and fully paid-up.

2.           The Debenture Shares (a) upon approval by the extraordinary shareholders’ meeting of the Company and, as the case may be, when the Board of Directors of the Company (the “Board”) has taken all necessary corporate action to approve the issuance of the Debentures Shares and related matters, and (b) when issued and fully paid-up by way of offset against interest due under the Debenture in accordance with the terms thereof, will be validly issued and fully paid-up.

In rendering the foregoing opinion, we have assumed that (i) the Registration Statement, and any amendments thereto, will have become effective under the Securities Act (and will remain effective) at the time of issuance of any Securities thereunder; (ii) the resolutions authorizing the Company to issue, offer and sell the Securities to be adopted by the extraordinary shareholders’ meeting and the Board will be validly adopted and in full force and effect at all times during which the Securities are issued, offered or sold by the Company, (iii) the Company will issue and deliver the Securities in the manner contemplated in the Registration Statement and the amount of Securities issued will remain within the limits of the then authorized but unissued amounts of such Securities; (vi) all Securities will be issued in compliance with applicable securities and French corporate law (including, in particular, the requirement that a certificate be established by the Company’s statutory auditors, certifying the existence of any Company debt meant to be offset against the issue price of the Debentures Shares); (v) the Warrants have been validly issued and the exercise of each Warrant will be validly made by each Warrant holder pursuant to the terms of the Warrants; and (vi) the election to receive payment of interest on the Debentures in Debenture Shares will have been validly made by each Debenture holder pursuant to the terms of the Debentures and applicable French law.

As to facts material to the opinions and assumptions expressed herein, we have relied upon written statements and representations of officers and other representatives of the Company. We are members of the Paris bar and this opinion is limited to the laws of the Republic of France. This opinion is subject to the sovereign power of the French courts to interpret the facts and circumstances of any adjudication. This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the Republic of France.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement.  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day